Exhibit 99.1

Logo Omitted

Clean Diesel Technologies Announces Appointment of
Michael L. Asmussen as President, CEO and Director

Bridgeport, CT – February 11, 2009 – Clean Diesel Technologies, Inc. (NASDAQ:CDTI; XETRA:CDIA; AIM:CDT), the cleantech emissions reduction company, today announced the appointment of Michael L. Asmussen, 38, as President, Chief Executive Officer and Director in place of Dr. Bernhard Steiner who has resigned from the Company.

Dr. Steiner has given valuable service to the Company, especially in the development of our International markets. As the company continues its evolution towards focused execution and growth with critical focus on the Americas, Michael’s background and prior experience positions him well to lead the company into this next phase of commercialization.

Prior to joining Clean Diesel Technologies in September 2008, from 1996 to 2007, Mr. Asmussen held a variety of positions at Eaton Corporation, a diversified power management company with 2007 sales of $13 billion. Between 2005 and 2007, Mr. Asmussen managed the Mirror Controls Division sales and marketing team where his primary focus was driving global growth strategies, and during this time he helped significantly increase sales. In 2007, he led the divestiture of the Mirror Controls Division and became Vice President of Sales and Marketing for Mirror Controls International, the world’s largest automotive mirror actuator manufacturer. In addition to assisting in the establishment of new organizational structures, his broad scope of responsibilities included P&L accountability, strategic market planning, and leadership of the global sales and marketing organization. From 2002 to 2005, Mr. Asmussen was Strategy Manager for the Specialty Controls Division of Eaton Automotive, a global leader in critical automotive components to reduce emissions and fuel consumption, and improve vehicle stability and performance. From 2000 to 2002, he served as Customer Manager for all North American sales initiatives with Ford Motor Company. Mr. Asmussen holds M.B.A. and Bachelor of Science degrees from Michigan State University.

Derek Gray, Chairman of Clean Diesel Technologies, stated, “We are very pleased to make this appointment as Michael’s solid industry experience in sales and marketing complements our overall business strategy. Michael brings very strong relationships with a number of key original equipment manufacturers and tier-one and tier-two suppliers, which will be instrumental as we aggressively pursue our licensing strategy. Under his leadership, Michael helped to significantly increase sales at the Mirror Controls Division at Eaton, while maintaining a sharp focus on managing resources and improving operational efficiency. As we turn our attention to operational execution and growing the demand for our technologies in the Americas, we are confident that Michael’s diverse experience and organizational leadership skills make him well suited to lead our efforts.”

About Clean Diesel Technologies
Clean Diesel Technologies (NASDAQ: CDTI) is a cleantech company providing sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel’s patented technologies and products allow manufacturers and operators to comply with increasingly strict regulatory emissions and air quality standards, while also improving fuel economy and power. The Company’s solutions, which are in commercial use worldwide, significantly reduce emissions formed by the combustion of fossil fuels and biofuels, including particulate matter (PM), nitrogen oxides (NOx), carbon monoxide and hydrocarbons. Clean Diesel solutions also reduce carbon dioxide (CO2) emissions, a key greenhouse gas associated with global climate change.

Clean Diesel develops and manages intellectual property from original concept to full-scale commercial deployment. Its offerings include ARIS® Selective Catalytic Reduction (SCR); the patented combination of SCR and Exhaust Gas Recirculation; hydrocarbon injection for emissions control applications; Platinum Plus® Fuel-Borne Catalyst (FBC); the Purifier™ family of particulate filter systems; and its Wire Mesh Filter particulate filter technologies. The Company was founded in 1995 and is headquartered in Stamford, Connecticut. A wholly owned subsidiary, Clean Diesel International, LLC, is based in London, England. For more information, please visit www.cdti.com.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Please visit us on the World Wide Web at: www.cdti.com

Contacts:
Clean Diesel Technologies, Inc.
Ann Ruple
CFO
+1 203 416 5290
aruple@cdti.com

Charles Stanley Securities
Nominated Adviser
Philip Davies / Freddy Crossley
Tel: +44 20 7149 6457

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Diesel Technologies, Inc.

By:	/S/ Ann B. Ruple
Ann B. Ruple

Its: Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated:  February 11, 2009